Exhibit 10.2

FOURTH AMENDED AND RESTATED REVOLVING CREDIT NOTE

$50,000,000	Cincinnati, Ohio
Dated as of August 11, 2008

FOR VALUE RECEIVED, BUILD-A-BEAR WORKSHOP, INC. (“BABWI”), successor by merger to BUILD-A-BEAR WORKSHOP, LLC, BUILD-A-BEAR WORKSHOP FRANCHISE HOLDINGS, INC. (“BABWF”), BUILD-A-BEAR ENTERTAINMENT, LLC (“BABE”), and BUILD-A-BEAR RETAIL MANAGEMENT, INC. (“BABRM”), jointly and severally (individually and collectively, the “Borrower”) promise to pay to the order of U.S. BANK NATIONAL ASSOCIATION (“Lender”), in lawful money of the United States of America in immediately available funds at its offices located at 425 Walnut Street, Cincinnati, Ohio 45202, the principal sum of FIFTY MILLION DOLLARS or such lesser amount as may be outstanding hereunder, together with interest from the date of disbursement of funds hereunder at the interest rates per annum set forth below and selected by Borrower from time to time.

Capitalized terms used in this Note and not otherwise defined herein will have the same meanings given such terms in the Fourth Amended and Restated Loan Agreement dated as of the date hereof (as amended, restated or modified from time, the “Loan Agreement”) between Borrower and Lender. This Note amends and restates the Third Amended and Restated Revolving Credit Note issued by Borrower to Lender dated as of June 30, 2006.

1.	Rates of Interest. Interest on each advance hereunder shall accrue at one of the following per annum rates selected by Borrower: (i) upon notice to Lender, the prime rate announced by Lender from time to time, as and when such rate changes, minus 1.00% per annum (a “Prime Rate Loan”); or (ii) upon a minimum of two New York Banking Days prior notice, the 1-, 2- or 3- month LIBOR rate quoted by Lender from Reuters Screen LIBOR01 Page or any successor thereto (which shall be the LIBOR rate in effect two New York Banking Days prior to commencement of the advance, and which rate may be rounded up by Lender to the nearest whole multiple of 1/16 of 1%) plus 1.30% per annum, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation (a “LIBOR Rate Loan”). The term “New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York. The term “Money Markets” refers to one or more wholesale funding markets available to and selected by Lender, including negotiable certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds, interest rate swaps or others. Interest calculations under this Note will be computed on the basis of 360 days per year for the actual number of days in each interest period.

In the event Borrower does not timely select another interest rate option at least two New York Banking Days before the end of the Loan Period for a LIBOR Rate Loan, Lender may at any time after the end of the Loan Period convert the LIBOR Rate Loan to a Prime Rate Loan, but until such conversion, the funds advanced under the LIBOR Rate Loan shall continue to accrue interest at the same rate as the interest rate in effect for such LIBOR Rate Loan prior to the end of the Loan Period. The term “Loan Period” means the period commencing on the advance date of the applicable LIBOR Rate Loan and ending on the numerically corresponding day 1-, 2- or 3- month thereafter matching the interest rate term selected by Borrower; provided, however, (a) if any Loan Period would otherwise end on a day which is not a New York Banking Day, then the Loan Period shall end on the next succeeding New York Banking Day unless the next succeeding New York Banking Day falls in another calendar month, in which case the Loan Period shall end on the immediately preceding New York Banking Day; or (b) if any Loan Period begins on the last New York Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of the Loan Period), then the Loan Period shall end on the last New York Banking Day of the calendar month at the end of such Loan Period.

No LIBOR Rate Loan may extend beyond the maturity of this Note. In any event, if the Loan Period for a LIBOR Rate Loan should happen to extend beyond the maturity of this Note, such loan must be prepaid at the time this Note matures. Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error. Each LIBOR Rate Loan shall be in a minimum principal amount of $500,000.

The aggregate number of loans in effect at any one time may not exceed five (5) LIBOR Rate Loans and one (1) Prime Rate Loan.

If a LIBOR Rate Loan is prepaid prior to the end of the Loan Period, as defined above, for such loan, whether voluntarily or because prepayment is required due to this Note maturing or due to acceleration of this Note upon default or otherwise, Borrower agrees to pay all of Lender’s costs, expenses and Interest Differential (as determined by Lender) incurred as a result of such prepayment. The term “Interest Differential” shall mean that sum equal to the greater of zero or the financial loss incurred by Lender resulting from prepayment, calculated as the difference between the amount of interest Lender would have earned (from like investments in the Money Markets as of the first day of the LIBOR Rate Loan) had prepayment not occurred and the interest Lender will actually earn (from like investments in the Money Markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term nature of this facility, Borrower agrees that the Interest Differential shall not be discounted to its present value. Any prepayment of a LIBOR Rate Loan shall be in an amount equal to the remaining entire principal balance of such loan.

2.	Loan Documents. This Note is issued in connection with the Loan Agreement and is secured by the Collateral. All references to the Loan Agreement will include all amendments thereto as made from time to time. The terms, covenants, conditions, stipulations and agreements contained in the Loan Agreement are hereby made a part hereof to the same extent and effect as if they were fully set forth herein. This Note, any Guarantee, the Loan Agreement, and all related loan and security documents are referred to herein as the “Loan Documents”.

3.	Payments and Application of Payments.

3.1	Accrued interest will be due and payable as follows:

3.1.1	with respect to each Prime Rate Loan, monthly on the last day of each calendar month, and at maturity; and

3.1.2	with respect to each LIBOR Rate Loan, on the last day of the Loan Period, and at maturity.

3.2	The entire outstanding principal balance, all accrued and unpaid interest thereon, and all other amounts due under the Loan Documents will be due and payable in full on December 31, 2009 (the “Maturity Date”).

3.3	Borrower may prepay all or any portion of Prime Rate Loans at any time without penalty.

3.4	Payments received will be applied in such order as Lender may elect.

4.	Late Payments. If Borrower fails to make any payment of principal, interest or other amount coming due pursuant to the provisions of this Note within 5 calendar days of the date due and payable, Borrower also shall pay to Lender a late charge equal to five percent (5.00%) of the amount of such payment (but not less than $50.00) (the “Late Charge”).

5.	Advances.

5.1	Borrower may borrow, repay, and reborrow under this Note subject to the terms, conditions, and limits set forth herein and in the Loan Agreement. Lender is authorized to record in its books and records the date and amount of each advance and payment hereunder, and other information related thereto, which books and records will constitute prima facie evidence of the accuracy of the information so recorded; provided, however, that failure of Lender to record, or any error in recording, any such information will not relieve Borrower of any of its obligations under this Note or any of the other Loan Documents. Notwithstanding the foregoing, Lender will not make any advance under this Note which would cause the outstanding principal balance under this Note to exceed the Total Facility.

5.2

Any request by Borrower for a Prime Rate Loan must be received by Lender not later than 3:00 p.m. (Cincinnati time) on the proposed borrowing date (which must be a Business Day). Any request by Borrower for a LIBOR Rate Loan must be received by Lender not later than 11:00 a.m. (Cincinnati time) on a day that is at least two (2) New York Banking Days prior to the proposed borrowing date (which must be a Business Day). Each request for an advance under this Note will be irrevocable by Borrower. Lender will have no liability in acting upon any request that Lender believes in good faith to have been given on behalf of Borrower and will have no duty to verify the authenticity of the signature(s) appearing on any written request and no duty to verify the identity of any person making any telephonic request Any disbursement of funds pursuant to a telephonic or written request for an advance under this Note will be subject to all of the terms and conditions of the Loan Agreement. Upon the making of any request for an advance, Borrower will be deemed to have made all of the representations and warranties set forth in the Loan Agreement on and as of the date of such request except for those representations and warranties which were made specific to the effective date of the Loan Agreement.

5.3	Lender hereby is authorized, at any time and from time to time, to make an advance under this Note in the form of a Prime Rate Loan or a LIBOR Rate Loan for the payment on behalf of Borrower of any principal, interest or other sums due under this Note or any of the other Loan Documents. Notwithstanding the foregoing, Lender is not obligated to make any such advance.

5.4	Each request for an advance under this Note will be subject to all of the terms and conditions of this Note and the Loan Agreement.

5.5	If at any time or times Lender determines in a commercially reasonable manner (which determination will be conclusive and binding) that (i) by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the LIBOR rate, or (ii) the LIBOR rate will not adequately and fairly reflect the cost to Lender of maintaining or funding LIBOR Rate Loans, Lender promptly will give written notice of such determination and the basis therefor to Borrower. If such notice is given, and until Lender has withdrawn such notice, no additional LIBOR Rate Loans will be made.

5.6	Notwithstanding any other provisions herein, if any law, treaty, rule or regulation, or determination of a court, governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (whether or not having the force of law), or any change therein or in the interpretation or application thereof, makes it unlawful or impossible for Lender to make or maintain LIBOR Rate Loans, Lender will give written notice to Borrower, no additional LIBOR Rate Loans will be made, and outstanding LIBOR Rate Loans will be converted to Prime Rate Loans on either (i) the last day of the applicable Loan Period for such LIBOR Rate Loan if Lender may continue to maintain such LIBOR Rate Loan until such day or (ii) immediately if Lender may not continue to maintain such LIBOR Rate Loan.

6.

Events of Default. Immediately and automatically upon the occurrence of an Event of Default under Section 7.5 of the Loan Agreement, or, at the option of Lender, immediately upon any other Event of Default that has occurred and is continuing, in any case without demand or notice of any kind (which are hereby expressly waived): (a) the outstanding principal balance hereunder together with all accrued and unpaid interest thereon, and any additional amounts secured by the Loan Documents, will be accelerated and become immediately due and payable, (b) Borrower will pay to Lender all reasonable costs and expenses (including reasonable Attorneys’ Fees) incurred by Lender in connection with Lender’s efforts to collect the indebtedness evidenced hereby, (c) Lender may offset and apply to all or any part of the indebtedness evidenced hereby all moneys, credits and other property of any nature whatsoever of Borrower now or hereafter in the possession of, in transit to or from, under the control or custody of or on deposit with

(whether held by Borrower individually or jointly with another party), Lender or any affiliate of Lender, and (d) Lender may exercise from time to time any of the rights and remedies available to Lender under the Loan Documents or applicable law. Upon and after the occurrence of any Event of Default that has occurred and is continuing or the maturity of this Note (by acceleration or otherwise), the principal balance of this Note, together with any arrearage of interest, will bear interest until paid in full, whether before or after judgment, at the Default Rate and Lender will have no further obligation to make advances under this Note or any of the Loan Documents. Borrower, all other makers, co-signers and indorsers waive presentment, demand, protest, and notice of demand, protest, non-payment and dishonor. Borrower also waives all defenses based on suretyship or impairment of collateral.

7.	Miscellaneous.

7.1	Both the Late Charge and the Default Rate are imposed as liquidated damages for the purpose of defraying Lender’s expenses incident to the handling of delinquent payments, but are in addition to, and not in lieu of, Lender’s exercise of any rights and remedies hereunder, under the other Loan Documents or under applicable law, and any fees and expenses of any agents or reasonable fees and expenses of any attorneys which Lender may employ. In addition, the Default Rate reflects the increased credit risk to Lender of carrying a loan that is in default. Borrower agrees that the Late Charge and Default Rate are reasonable forecasts of just compensation for anticipated and actual harm incurred by Lender, and that the actual harm incurred by Lender cannot be estimated with certainty and without difficulty.

7.2	Nothing contained in this Note regarding late charges or the Default Rate will be construed in any way to extend the due date of any payment or waive any payment default, and each such right is in addition to, and not in lieu of, the other and any other rights and remedies of Lender hereunder, under any of the Loan Documents or under applicable law (including, without limitation, the right to interest, reasonable Attorneys’ Fees and other expenses).

7.3	Borrower will pay all fees and expenses of Lender incurred in connection with the Loan Documents, including without limitation, reasonable Attorneys’ Fees, recording fees, and other out of pocket expenses. Such fees and expenses may be charged to Borrower by Lender as an advance under this Note.

7.4	After the initial term of this Note, Lender in its sole discretion may extend or renew the Total Facility and this Note by accepting from Borrower a new note which will be deemed to be the “Revolving Credit Note” referred to in the Loan Agreement. In no event will Lender be under any obligation to extend or renew the Total Facility or this Note beyond the initial term thereof.

7.5

This Note will bind Borrower and the successors and assigns of Borrower, and the benefits hereof will inure to the benefit of Lender and its successors and assigns. All references herein to “Borrower” and “Lender” will be deemed to apply to

Borrower and Lender and their respective successors and assigns; provided, however, that Borrower may not assign this Note in whole or in part without the prior written consent of Lender, and Lender at any time may assign this Note in whole or in part (but no assignment by the Lender of less than all of this Note will operate to relieve Borrower from any duty to Lender with respect to the unassigned portion of this Note).

7.6	If any provision of this Note is prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision and without invalidating any other provision in this Note; provided, however, that if the provision that is the subject of such prohibition or invalidity pertains to repayment of this Note, then, at the option of Lender, all of the obligations hereunder will become immediately due and payable.

7.7	If from any circumstances whatsoever the fulfillment of any provision of this Note involves transcending the limit of validity prescribed by any applicable usury statute or any other applicable law, with regard to obligations of like character and amount, then the obligation to be fulfilled will be reduced to the limit of such validity as provided in such statute or law, so that in no event will any exaction of interest be possible under this Note in excess of the limit of such validity. In no event will Borrower be bound to pay interest of more than the legal limit and the right to demand any such excess is hereby expressly waived by Lender.

7.8	No delay or failure on the part of Lender to exercise any right, remedy or power hereunder, under any of the other Loan Documents or under applicable law will impair or waive any such right, remedy or power (or any other right, remedy or power), be considered a waiver of or an acquiescence in any breach, Default or Event of Default or affect any other or subsequent breach, Default or Event of Default of the same or a different nature. No waiver of any breach, Default or Event of Default, nor any modification, waiver, discharge or termination of any provision of this Note, nor consent to any departure by Borrower therefrom, will be established by conduct, custom or course of dealing; and no modification, waiver, discharge, termination or consent will in any event be effective unless the same is in writing, signed by Lender and specifically refers to this Note, and then such modification, waiver, discharge or termination or consent will be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on Borrower in any case will entitle Borrower to any other or further notice or demand in the same or any similar or other circumstance.

7.9	No single or partial exercise of any right or remedy by Lender will preclude any other or further exercise thereof or the exercise of any other right or remedy. All remedies hereunder, under any of the other Loan Documents or now or hereafter existing at law or in equity are cumulative and none of them will be exclusive of the others or of any other right or remedy. All such rights and remedies may be exercised separately, successively, concurrently, independently or cumulatively from time to time and as often and in such order as Lender may deem appropriate.

7.10	If any demand is made at any time upon Lender for the repayment or recovery of any amount or amounts received by it in payment or on account of any of the Obligations and if Lender repays all or any part of such amount or amounts by reason of any judgment, decree or order of any court or administrative body or by reason of any settlement or compromise of any such demand, Borrower will be and remain liable hereunder for the amount or amounts so repaid or recovered to the same extent as if such amount or amounts had never been received originally by Lender. The provisions of this section will be and remain effective notwithstanding any contrary action which may have been taken by Borrower in reliance upon such payment, and any such contrary action so taken will be without prejudice to Lender’s rights under this Note and will be deemed to have been conditioned upon such payment having become final and irrevocable.

7.11	Time is of the essence in the performance of this Note.

7.12	This Note has been delivered and accepted at and will be deemed to have been made at Cincinnati, Ohio and will be interpreted and the rights and liabilities of Borrower and Lender determined in accordance with the laws of the State of Ohio, without regard to conflict of laws principles.

7.13	Borrower hereby irrevocably agrees and submits to the exclusive jurisdiction of any state or federal court located within Franklin County, Ohio, Hamilton County, Ohio, or, at the option of Lender in its sole discretion, of any state or federal court(s) located within any other county, state or jurisdiction in which Lender at any time or from time to time reasonably chooses to bring an action or otherwise exercise a right or remedy, and Borrower waives any objection based on forum non conveniens and any objection to venue of any such action or proceeding.

7.14	Borrower and Lender each waive any right to trial by jury in any action or proceeding relating to this Note, the Loan Documents, the collateral described therein, or any actual or proposed transaction or other matter contemplated in or relating to any of the foregoing.

7.15	This Note is the Revolving Credit Note as defined in the Loan Agreement. It restates and replaces the Third Amended and Restated Revolving Credit Note issued by Borrower to Lender dated as of June 30, 2006 in the original maximum principal amount of $30,000,000 (the “Prior Note”) and shall serve as further evidence of the indebtedness referenced under the Prior Note and shall not, in any case, serve as a novation or discharge of such indebtedness. The full principal amount and all other amounts outstanding under the Prior Note are merged herein.

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FOURTH AMENDED AND RESTATED REVOLVING CREDIT NOTE

Borrowers:
BUILD-A-BEAR WORKSHOP, INC.,
BUILD-A-BEAR WORKSHOP FRANCHISE HOLDINGS, INC.,
BUILD-A-BEAR RETAIL MANAGEMENT, INC.

By:	/s/ Maxine Clark
Maxine Clark
Chief Executive Officer

Borrower:
BUILD-A-BEAR ENTERTAINMENT, LLC,
By:	Build-A-Bear Retail Management, Inc., Sole Member

By:	/s/ Maxine Clark
Maxine Clark
Chief Executive Officer